Exhibit 99.1

NEWS RELEASE
Investor Relations Contact:
Wendy Hargus
(972) 946-5030
Investor_Relations@voughtaircraft.com
Media Contact:
Lynne Warne
(615) 974-6003
warnely@voughtaircraft.com
Vought Reports First Quarter 2010 Financial Results
First Quarter 2010 Highlights Compared to First Quarter 2009:
•	Sales for the quarter increased 21 percent to $470.5 million

•	Operating income for the year increased 6 percent to $39.3 million
Summary of Financial Results
$ in millions

	Three Months Ended
	March 28,	March 29,
	2010	2009	$ Change
Revenue	$470.5	$390.3	$80.2
Operating income	$39.3	$37.0	$2.3
Income (loss) from continuing operations	$26.8	$22.2	$4.6
Income (loss) from discontinued operations, net of tax	$—	$(4.3)	$4.3
Net income (loss)	$26.8	$17.9	$8.9
Adjusted EBITDA[1]	$60.7	$68.2	$(7.5)
Net cash provided by (used in) operating activities	$40.0	$(73.0)	$113.0
Free Cash Flow[1]	$33.3	$(81.3)	$114.6

[1]	Non-GAAP financial measure. A complete definition and reconciliation of non-GAAP financial measures, identified by the number [1], is provided later in the release.
DALLAS, MAY 6, 2010 — Vought Aircraft Industries, Inc. reported first quarter earnings today with increased revenue and net income compared to last year. Revenue and net income increased primarily due to increased sales on the 747-8 program.

     “We are pleased with Vought’s first quarter results, which reflect increasing sales in the 747-8 program,” said Vought President and Chief Executive Officer Elmer Doty. “Our results also indicate that we are weathering the economic climate well by managing costs and focusing on operating efficiencies in our plants.” Doty added, “We continue to work toward closing our Triumph Group transaction and are eager to become part of a combined company where our workforce can continue to thrive and address the opportunities and challenges of today’s aerospace market.”
First Quarter Results
Revenue for the first quarter of 2010 was $470.5 million, an increase of $80.2 million or 21 percent, compared with revenue of $390.3 million for the same period last year.
•	Commercial revenue increased $61.4 million or 36 percent primarily due to increased sales on the Boeing 747-8 program.

•	Military revenue increased $26.7 million or 18 percent mainly due to increased deliveries on the V-22 and C-130 programs as well as higher spares deliveries for the C-17 program.

•	Business jet revenue decreased $7.9 million or 10 percent, primarily due to the absence in 2010 of non-recurring sales for the Cessna Citation Columbus 850.
Funded backlog of $2.1 billion at the end of the quarter decreased 23 percent compared with last year (adjusted to reflect the 787 transaction). This decrease was primarily due to timing of orders, lower delivery rates and the termination of the Cessna Citation Columbus 850 program. Vought’s calculation of backlog includes only funded orders, which results in backlog being substantially lower than the estimated aggregate dollar value of our contracts and may not be comparable to the calculation methods used to state the backlogs of others in the industry.
Operating income from continuing operations for the first quarter was $39.3 million, an increase of $2.3 million compared to last year. This increase was largely due to increased deliveries on 747-8 program and the absence in 2010 of a pension and other post-employment benefits curtailment charge recognized in 2009 that resulted from the IAM collective bargaining agreement in Nashville partially offset by lower margins on military programs.
Net income for the first quarter was $26.8 million, an improvement of $8.9 million compared with the same period last year, primarily due to the operating income increase discussed above and the absence in 2010 of a $4.3 million loss from discontinued operations as a result of the sale of the 787 business during the third quarter of 2009.
Adjusted EBITDA1, as defined in the company’s senior credit agreement, was $60.7 million for the first quarter of 2010, a decrease of $7.5 million compared to last year. This decrease resulted from lower margins on military programs in 2010 partially offset by increased deliveries on the 747-8 program.
Vought had Free Cash Flow1 of $33.3 million for the first quarter of 2010 compared with negative $81.3 million in 2009. The improvement primarily resulted from the timing of customer payments for the 747-8 program and milestone payments for the C-17 program.
Non-GAAP Financial Measure Disclosure
EBITDA, Adjusted EBITDA and Free Cash Flow (indicated by the number 1) as presented in this press release are supplemental measures of performance and our ability to satisfy our debt covenants. None of these measures are required by, or presented in accordance with, Generally Accepted Accounting Principles (GAAP) in the United States. EBITDA, Adjusted EBITDA and Free Cash Flow are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income, operating income or any other performance measures derived in accordance with GAAP or as alternatives to cash flow from operating activities as measures of our liquidity. The senior secured credit facility contains maintenance ratios and other financial covenants that are based on the calculation of Adjusted EBITDA. We believe it is necessary to present Adjusted EBITDA to enable investors to assess the strength of our underlying business. Reconciliation between these non-GAAP financial measures and the most directly comparable GAAP financial measures is presented at the end of this press release.

About Vought
Vought Aircraft Industries, Inc. (www.voughtaircraft.com) is one of the world’s largest independent suppliers of aerostructures. Headquartered in Dallas, the company designs and manufactures major airframe structures such as wings, fuselage subassemblies, empennages, nacelles and other components for prime manufacturers of aircraft. Vought has annual revenue of approximately $1.9 billion and about 6,000 employees in eight U.S. locations.
Disclaimer on Forward Looking Statements
This release contains forward-looking statements within the meaning of section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements involve known and unknown risks and uncertainties. Vought’s actual financial results could differ materially from those anticipated due to the company’s dependence on conditions in the airline industry, the level of new commercial aircraft orders, production rates for commercial and military aircraft, the level of defense spending, competitive pricing pressures, manufacturing inefficiencies, start-up costs and possible overruns on new contracts, technology and product development risks and uncertainties, availability of materials and components from suppliers and other factors beyond the company’s control. Additional risk factors are described in the company’s filings with the SEC.

Vought Aircraft Industries, Inc.
Consolidated Balance Sheets
($ in millions, except share amounts)

	March 28,
	2010	December 31,
	(unaudited)	2009
Assets
Current assets:
Cash and cash equivalents	$149.7	$116.0
Restricted cash	43.4	43.8
Trade and other receivables	159.5	127.9
Inventories	453.4	511.3
Other current assets	10.1	8.5

Total current assets	816.1	807.5

Property, plant and equipment, net	273.1	275.9
Goodwill	404.8	404.8
Identifiable intangible assets, net	18.6	20.4
Other non-current assets	0.9	1.3

Total assets	$1,513.5	$1,509.9

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable, trade	$171.1	$140.9
Accrued and other liabilities	59.8	68.3
Accrued payroll and employee benefits	44.5	46.9
Accrued post-retirement benefits-current	37.5	37.4
Accrued pension-current	3.3	3.5
Current portion of long-term bank debt	320.4	319.8
Accrued contract liabilities	40.0	74.2

Total current liabilities	676.6	691.0
Long-term liabilities:
Accrued post-retirement benefits	363.5	364.9
Accrued pension	595.2	612.2
Long-term bond debt	270.0	270.0
Other non-current liabilities	74.2	75.3

Total liabilities	1,979.5	2,013.4

Stockholders’ equity (deficit):
Common stock, par value $.01 per share; 50,000,000 shares authorized, 24,818,900 and 24,818,806 issued and outstanding at March 28, 2010 and December 31, 2009, respectively	0.3	0.3
Additional paid-in capital	423.2	422.8
Shares held in rabbi trust	(1.6)	(1.6)
Accumulated deficit	(146.2)	(173.0)
Accumulated other comprehensive loss	(741.7)	(752.0)

Total stockholders’ equity (deficit)	$(466.0)	$(503.5)

Total liabilities and stockholders’ equity (deficit)	$1,513.5	$1,509.9

Vought Aircraft Industries, Inc.
Consolidated Statements of Operations
(unaudited, $ in millions)

	For the Three Months Ended
	March 28,	March 29,
	2010	2009
Revenue	$470.5	$390.3

Costs and expenses

Cost of sales	391.5	324.8
Selling, general and administrative expenses	39.7	28.5

Total costs and expenses	431.2	353.3

Operating income	39.3	37.0

Other income (expense)
Interest income	0.1	0.2
Interest expense	(12.6)	(15.0)

Income before income taxes	26.8	22.2
Income tax expense	—	—

Income (loss) from continuing operations	$26.8	$22.2
Income (loss) from discontinued operations	—	(4.3)

Net Income	$26.8	$17.9

Vought Aircraft Industries, Inc.
Consolidated Statements of Cash Flows
(unaudited, $ in millions)

	Three Months Ended
	March 28,	March 29,
	2010	2009
Operating activities
Net income	$26.8	$17.9
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	12.9	15.9
Stock compensation expense	2.7	0.5
Changes in current assets and liabilities:
Trade and other receivables	(31.6)	(9.6)
Inventories	57.9	(66.1)
Other current assets	(2.6)	(3.7)
Accounts payable, trade	30.2	12.1
Accrued payroll and employee benefits	(2.4)	(1.7)
Accrued and other liabilities	(10.9)	—
Accrued contract liabilities	(34.2)	(36.7)
Other assets and liabilities—long-term	(8.8)	(1.6)

Net cash provided by (used in) operating activities	40.0	(73.0)
Investing activities
Capital expenditures	(6.7)	(8.3)

Net cash used in investing activities	(6.7)	(8.3)
Financing activities
Proceeds from short-term bank debt	—	135.0
Proceeds from long-term bank debt	—	25.0
Changes in restricted cash	0.4	—

Net cash provided by (used in) financing activities	0.4	160.0

Net increase (decrease) in cash and cash equivalents	33.7	78.7
Cash and cash equivalents at beginning of period	116.0	86.7

Cash and cash equivalents at end of period	$149.7	$165.4

Vought Aircraft Industries Inc.
Supplemental Financial Data
($ in millions)
(Unaudited)

	Three Months
	Ended
	March 28,	March 29,
	2010	2009	Change
Revenue as Reported:
Commercial	$229.9	$168.5	$61.4
Military	172.9	146.2	26.7
Business jets	67.7	75.6	(7.9)

Total	$470.5	$390.3	$80.2

	Three Months
	Ended
	March 28,	March 29,
	2010	2009
% Mix for Revenue
Commercial	49%	44%
Military	37%	37%
Business jets	14%	19%

Total	100%	100%

	Three Months
	Ended
	March 28,	March 29,
	2010	2009	Change
Revenue Backlog
Commercial	$869.8	$1,172.0	$(302.2)
Military	725.6	843.5	(117.9)
Business jets	507.1	720.7	(213.6)

Total revenue backlog	$2,102.5	$2,736.2	$(633.7)

Vought Aircraft Industries, Inc.
Reconciliation of Non-GAAP Measures
Adjusted EBITDA and Free Cash Flow are non-GAAP financial measures that our management uses to assess our operating performance and, in the case of Adjusted EBITDA, to assess our compliance with the covenants in our senior secured credit agreement, our ongoing ability to meet our obligations and manage our levels of indebtedness.
Adjusted EBITDA is calculated in accordance with our senior secured credit agreement and includes adjustments that are material to our operations but that our management does not consider reflective of our ongoing core operations.
Pursuant to our senior secured credit agreement, Adjusted EBITDA is calculated by making adjustments to our net income (loss) to eliminate the effect of our (1) net income tax expense, (2) net interest expense, (3) any amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with indebtedness, (4) depreciation and amortization expense, (5) any extraordinary, unusual or non-recurring expenses or losses (including losses on sales of assets outside of the ordinary course of business, non-recurring expenses associated with the 787 program and certain expenses associated with our facilities consolidation efforts) net of any extraordinary, unusual or non-recurring income or gains, (6) any other non-cash charges, expenses or losses, restructuring and integration costs, (7) stock-option based compensation expenses and (8) all fees and expenses paid pursuant to our Management Agreement with Carlyle.
We believe that each of the adjustments made in order to calculate Adjusted EBITDA is meaningful to investors because it gives them the ability to assess our compliance with the covenants in our senior secured credit agreement, our ongoing ability to meet our obligations and manage our levels of indebtedness.
The use of Adjusted EBITDA as an analytical tool has limitations and you should not consider it in isolation, or as a substitute for analysis of our results of operations as reported in accordance with GAAP. Some of these limitations are:
•	it does not reflect our cash expenditures, or future requirements, for all contractual commitments;

•	it does not reflect our significant interest expense, or the cash requirements necessary to service our indebtedness;

•	it does not reflect cash requirements for the payment of income taxes when due;

•	it does not reflect working capital requirements;

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA does not reflect any cash requirements for such replacements; and

•	it does not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations, but may nonetheless have a material impact on our results of operations.
Because of these limitations, Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business or as an alternative to net income or cash flow from operations determined in accordance with GAAP. Management compensates for these limitations by not viewing Adjusted EBITDA in isolation, and specifically by using other GAAP measures, such as cash flow provided by (used in) operating activities and capital expenditures, to measure our liquidity. Our calculation of Adjusted EBITDA may not be comparable to the calculation of similarly titled measures reported by other companies.

Free Cash Flow is calculated by subtracting our capital expenditures from our net cash provided by or used in operating activities. We believe that Free Cash Flow is useful to investors because it gives them an insight into how our operating cash flows are affected by the capital that is invested to continue and improve business operations, such as our investment in new programs. Because not all companies use identical calculations, the presentation of Free Cash Flow may not be comparable to other similarly titled measures of other companies. Additionally, Free Cash Flow has limitations as an analytical tool and such measure should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Some of the limitations of this non-GAAP financial measure are that it does not represent the residual cash flow available for discretionary expenditures as it does not incorporate certain cash payments including payments made on capital lease obligations or cash payments for business acquisitions.

Vought Aircraft Industries, Inc.
Reconciliation of Non-GAAP Measures
Adjusted EBITDA
(Unaudited)
($ in millions)

	For the Three Months Ended
	March 28,	March 29,
	2010	2009
Net cash provided by (used in) operating activities	$40.0	$(73.0)
Interest expense, net	12.5	14.8
Income tax expense (benefit)	—	—
Stock compensation expense	(2.7)	(0.5)
Non-cash interest expense	(1.6)	(1.8)
787 tooling amortization	—	0.5
Changes in operating assets and liabilities	2.4	107.3

EBITDA	$50.6	$47.3

Non-recurring investment in Boeing 787	—	3.1
Unusual charges & other non-recurring program costs	6.9	7.2
Pension & OPEB curtailment and non-cash expense	—	9.6
Other	3.2	1.0

Adjusted EBITDA	$60.7	$68.2

Vought Aircraft Industries, Inc.
Reconciliation of Non-GAAP Measures
Free Cash Flow
(Unaudited)
($ in millions)

	For the Three Months Ended
	March 28,	March 29,
	2010	2009
Net cash provided by (used in) operating activities	$40.0	$(73.0)
Less: Capital expenditures	(6.7)	(8.3)

Free Cash Flow	$33.3	$(81.3)